UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 12, 2016

JD INTERNATIONAL LIMITED
(Exact name of registrant as specified in its charter)

NEVADA	33-56574	25-1605846
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

G/F First Asia Tower, 8 Fui Yiu Kok Street, Tsuen Wan, NT, Hong Kong
(Address of Principal Executive Offices)

+852 36978989

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01 Changes in Registrant’s Certifying Accountant.

Resignation of Independent Registered Public Accounting Firm

On September 12, 2016, TAAD, LLP (“TAAD”) resigned as the independent registered public accounting firm of JD International Limited (the “Company”).

TAAD did not issue any reports on the Company’s financial statements during the period from February 22, 2016, the date of engagement through September 12, 2016, the date of resignation. During such period, (i) there were no disagreements with TAAD on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of TAAD, would have caused them to make reference to the subject matter of the disagreements in its reports on the financial statements for such year; and (ii) there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

We have provided a copy of the above disclosures to TAAD and requested TAAD to provide it with a letter addressed to the U.S. Securities and Exchange Commission stating whether or not it agrees with the above disclosures. A copy of TAAD’s response letter is attached hereto as Exhibit 16.1.

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Interim Review.

On August 12, 2016, the Company filed its Quarterly Report on Form 10-Q (the “Quarterly Report”) for the period ended June 30, 2015 without authorization from TAAD, the Company’s independent registered public accounting firm. TAAD had not been provided with the opportunity to review the Company’s quarterly results for the three and nine months ended June 30, 2015, and did not review such report. As a result of TAAD not authorizing the filing of the Quarterly Report for the period ended June 30, 2015, the board of directors has determined that the Company’s Quarterly Report for the three and nine months ended June 30, 2015 should no longer be relied upon.

The Company is actively interviewing potential new independent registered public accounting firms and anticipates engaging a new firm before December 31, 2016.

The Company expects to file amendments to its Quarterly Report on Form 10-Q for the three and nine months ended June 30, 2015, as well as filing its Annual Report for the fiscal year ended September 30, 2015 and the Quarterly Reports for the periods ended December 31, 2015, March 31, 2016 and June 30, 2016, as soon as practicable.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

16.1 Letter from TAAD, LLP.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JD International Limited

Date: September 14, 2016	By:	/s/ Cheung Wai Yin
	Name:	Cheung Wai Yin